U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

Willard, Alan B.
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   (Last)                            (First)              (Middle)

5391 Nob Hill Road
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                                    (Street)

Sunrise, Florida 33341
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

July 31, 2002
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

Certified Services, Inc. (CSRV)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [x]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                 2. Amount of                                  4. Nature of
1. Title of        Securities         3. Ownership Form:          Indirect
   Security        Beneficially          Direct (D) or            Beneficial
                      Owned              Indirect (I)             Ownership
  (Instr. 4)        (Instr. 4)            (Instr. 5)              (Instr. 4)
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 Common Stock       1,000,000                D
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                         page 2




FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                        3. Title and Amount
                                                            of Securities
                                                             Underlying
                                                          Derivative Security
                         2. Date Exercisable                (Instr. 4)
                            and Expiration Date     ----------------------------
                            (Month/Day/Year)                            Amount
                         ----------------------                          or
                         Date       Expira-                             Number
1. Title of Derivative   Exer-      tion                                 of
   Security (Instr. 4)   cisable    Date            Title               Shares
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Explanation of Responses:




                                                                          Page 3
FORM 3 (continued)


                      5. Owner-
                         ship
                        Form of
                       Derivative
 4. Conver-             Security:
    sion or              Direct           6. Nature of
    Exercise            (D) or               Indirect
    Price of           Indirect             Beneficial
    Derivative          (I)                  Ownership
    Security          (Instr. 5)           (Instr. 5)
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Explanation of Responses:




/s/ Alan B. Willard                                       April 3, 2003
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).